EXHIBIT 4.2

LOCK-UP AGREEMENT FOR
ANTHONY SILVERMAN

This Lock-Up Agreement (the “Agreement”) is between Century Park Pictures Corp. (“Century Park”) and the undersigned Shareholder of Century Park.

Whereas Century Park has entered into a Merger Agreement dated May 27, 2005 with IsoRay Medical, Inc., a Delaware corporation (“IsoRay”), Century Park Transitory Subsidiary, Inc., a Delaware corporation, and certain shareholders; and

Whereas the Merger Agreement requires as a condition of IsoRay’s obligation to close that Mr. Silverman execute an agreement not to sell certain of the Century Park shares he will retain (the “Century Park Shares”) into the public market, therefore

In Consideration of the Century Park Shares to be retained by the Shareholder upon the closing of the merger, Century Park and its undersigned Shareholder, with respect to the Century Park Shares to be retained by the Shareholder,

Agree As Follows:

1.
Mr. Silverman agrees not to sell thirty percent (30%) of his Century Park Shares in the public market for a period of one year from the effective date of the merger. Mr. Silverman also agrees that the number of Century Park Shares subject to this Agreement and the certificate numbers thereof will be added to Exhibit A immediately after the closing of the merger.

2.
Stop transfer instructions will be issued to the stock transfer agent for all shares which are the subject of this Agreement. All certificates representing ownership of shares with are the subject of this Agreement will bear the following legend:

“Any sale or transfer of the shares represented by this certificate is subject to a Lock-Up Agreement between the Company and the shareholder. Any sale or transfer of the shares represented by this certificate must be in accordance with the terms of the Agreement and compliance with the terms of the Agreement must be established to the satisfaction of the Company.”

This Agreement may be executed in counterparts and faxed signatures shall be accepted as original signatures.

SIGNATURES

Century Park Pictures Corp.

By
Thomas Scallen, CEO	Date

SHAREHOLDER:

Anthony Silverman	Date

AGREEMENT TO STAND ASIDE FROM THE PUBLIC MARKET
EXHIBIT A

Century Park Shares Subject
to the Agreement
Cert. #	Shares